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                                                                    EXHIBIT 99.1

The presentation of management's discussion and analysis of financial condition and results of operations below has been revised from the presentation in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 to provide disclosure pertaining to the Company's three reportable segments.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

The following discussion presents management's discussion and analysis of the Company's financial condition and results of operations and should be read in conjunction with the Consolidated Financial Statements.

    Effective January 1, 2003, as a result of the Midland Recapitalization and Investment transaction, management has evaluated the changed organizational and reporting structure and has concluded that the Company operates three reportable segments: the platform fabrication segment, the process systems segment and the drilling rig fabrication segment. The platform fabrication segment fabricates and assembles platforms and platform components for installation and use offshore in the production, processing and storage of oil and gas. The process systems segment designs and manufactures specialized process systems and equipment related to the development and production of oil and gas reserves. The drilling rig fabrication segment provides fabrication services for new construction and repair of drilling rigs.

    The Company's results of operations depend primarily on (i) the level of oil and gas exploration and development activity of oil and gas companies in the Gulf of Mexico, offshore West Africa, South and Central America and the Middle East; (ii) the Company's ability to win contracts through competitive bidding or alliance/partnering arrangements; and (iii) the Company's ability to manage those contracts to successful completion. The level of exploration and development activity is related to several factors, including trends of oil and gas prices, exploration and production companies' expectations of future oil and gas prices and changes in technology which reduce costs and improve expected returns on investment. In addition, improvements in three-dimensional seismic, directional drilling, production techniques and other advances in technology have increased drilling success rates and reduced costs. Although we believe our operations depend on these indicators, the correlation of those measures with our revenue is not direct as to timing and level. Oil and gas prices have remained high, but drilling activity has not increased and remains depressed as compared to activity levels at the end of 2000 and the beginning of 2001.

    During the years ended December 31, 2002 and 2001, and Transition 2000, 24%, 21% and 22%, respectively, of the Company's revenue was derived from projects fabricated for installation in international areas, with the remainder designed for installation in the Gulf of Mexico. The Company believes that its strong presence in both overseas markets and the Gulf of Mexico market historically enabled it to remain competitive and obtain fabrication work worldwide.

THE MIDLAND TRANSACTION

    In April 2002 the Company entered into an agreement with Midland Fabricators and Process Systems, LLC as a result of which, among other things, Midland acquired the rights of the Company's lenders under the Company's Senior Secured Credit Agreement. On August 13, 2002, pursuant to the agreement with Midland, Midland exchanged $24.1 million outstanding under the Company's Senior Secured Credit Agreement and $5.6 million in acquired claims of unsecured creditors for 738 shares of our preferred stock, a secured subordinated convertible debenture in the amount of $10.7 million and two secured subordinated notes which total in the aggregate $6.8 million. The debenture is convertible into the Company's common stock at a price of $0.35 per share. Midland's 738 shares of preferred stock will be convertible into a total of 73,800,000 shares of the Company's common stock as soon as the shareholders authorize additional shares of common stock. The Company also recorded additional paid in capital on the transaction of $3.7 million resulting from the discount recorded on the secured subordinated convertible debenture, and capital contributions of $680,000 resulting from forgiveness by Midland of penalties accrued under the Senior Secured Credit Agreement and $914,000 resulting from partial forgiveness of the unsecured creditor claims acquired by Midland. Further, $675,000 of the amount the Company owed Midland under the Company's Senior Secured Credit Agreement was cancelled in exchange for the assignment to Midland of certain accounts. On November 18, 2002, the Company entered into a commercial business loan with the Whitney National Bank, as more fully described below under the caption "Liquidity and Capital Resources." This loan is guaranteed by Nassau Holding Company, an affiliate of Midland, the subsidiaries of Unifab, and the principal members of Midland, in accordance with the terms of the Midland transaction.


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RESULTS OF OPERATIONS

Comparison of the Year Ended December 31, 2002 and Year Ended December 31, 2001

     Revenue for the year ended December 31, 2002 decreased 59% to $33.3 million from $81.7 million for the year ended December 31, 2001. This decrease is primarily due to reduced barge and jack up rig repair operations and reduced newbuild liftboat activities resulting from the closure of the Company's OBI facilities at the Port of Iberia and the suspension of operations at its deepwater facility in Lake Charles. Current year revenue levels for the Company's platform fabrication and process system segments are approximately one third last year's revenues in those segments. Throughout the current year, the Company has experienced reduced opportunities to bid on projects and was eliminated from bidding on various projects as a result of the substantial deterioration of the Company's financial condition and results of operations experienced during the 2001 fiscal year. Further, the Company was unable to post sufficient collateral to secure performance bonds and as a result was unable to qualify to bid on various contracts. At September 30, 2002, backlog was approximately $4.2 million. On August 13, 2002 the Company completed a debt restructuring and recapitalization transaction with Midland significantly improving the financial position, working capital and liquidity of the Company. Additionally, Midland added key management personnel, who are well known and respected throughout our industry. Since August 13, 2002, there has been a substantial increase in bidding activity in the Company's main fabrication and process equipment markets. In addition, the Company's capacity to provide performance bonds on projects has improved significantly. As a result, backlog at December 31, 2002 has increased to approximately $22.4 million.

     Total direct labor hours worked decreased 60% overall during the current year from the levels experienced in 2001. Direct labor hours worked at the Company's platform fabrication and process system fabrication facilities decreased by nearly 50% from last year. Direct labor hours at the Company's drilling rig fabrication facilities were eliminated with the suspension of operations at the Lake Charles facility.

     Cost of revenue was $39.3 million for the year ended December 31, 2002 compared to $79.2 million for the year ended December 31, 2001. Cost of revenue consists of costs associated with the fabrication process, including direct costs (such as direct labor costs and raw materials) and indirect costs that can be specifically allocated to projects (such as supervisory labor, utilities, welding supplies and equipment costs). This increase in costs as a percentage of revenue in the current year includes a $778,000 adjustment to workers comp insurance expense related to increased costs of claims incurred, $603,000 depreciation of facilities and equipment at the Lake Charles facility at which operations have been suspended and the very low level of activity at the Company's process equipment facility which did not generate sufficient profit margin to recover fixed operating costs. In December 2002 the Company executed contracts to fabricate two offshore platforms and recorded estimated loss reserves on those contracts of $441,000. These contracts were negotiated and executed during the time when the Company's backlog was critically low. Management determined that the severely low level of fabrication work in backlog without these contracts would not support maintaining the skilled labor force in place, and losing that labor force would further delay any recovery for the Company. These contracts are scheduled for delivery in the March - April, 2003 time frame. Cost of revenue for the year ended December 31, 2002 also includes a loss provision of $194,000 recorded on a fixed price contract to fabricate power plant components. The contract for power plant components was completed and delivered in December 2002. Cost of revenue for the year ended December 31, 2002 also includes losses of $772,000 on contracts to provide process equipment overseas. The contracts are expected to be completed in the second quarter of 2003. Included in cost of revenue for the year ended December 31, 2002 is an adjustment of $550,000 related to disputed billings on two contracts to manufacture derricks. The Company also recorded in cost of revenue a charge of $510,000 to write off uncompleted waste water tanks.

    Gross profit (loss) for the year ended December 31, 2002 decreased to a loss of $6.0 million from a profit of $2.5 million for the year ended December 31, 2001. In addition to the adjustments to increase cost of revenue described above, the decrease in gross profit is also due to costs in excess of revenue for the Company's process system fabrication facility and at the Company's deep water facility in Lake Charles. Additionally, decreased man hour levels in the current year at the Company's facilities compared to last year caused hourly fixed overhead rates to increase and resulted in increased costs relative to revenue. The effect of these factors reducing gross profit in the year ended December 31, 2002 compared to last year was offset in part by a $1.1 million contract loss reserve recorded last year.


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     Other operating expenses in the year ended December 31, 2002 include an impairment loss of $5.1 million on the Lake Charles facility. Operating losses incurred at the facility and the business outlook resulted in the Company actively seeking alternative sources of capital to sustain development and operations at the facility. By closing the Midland transaction in August 2002, the Company was able to stabilize its overall financial condition and add experienced management to evaluate alternatives with respect to the Lake Charles facility. Since that time negotiations with possible joint venture partners that would operate the facility have been continuing. In the event the Company is unable to complete an arrangement whereby the facility can be operated, the Company may sell the facility. In evaluating the recoverability of the investment in the Lake Charles facility, the Company estimated net undiscounted cash flows under both operating alternatives and disposal scenarios, and concluded the carrying value of the facility was impaired. The Company then estimated the fair value of the facility based on the related discounted estimated cash flows and based on this analysis recorded an impairment loss of $5.1 million. The impairment loss reduced the recorded net value of the facility to its estimated fair value of $5.4 million.

     Other operating expenses also include $477,000 related to the transfer of ownership of the buildings and other leasehold improvements on the Company's drilling rig repair facilities at the Port of Iberia in exchange for termination of the leases and cancellation of all amounts owed under those leases. These losses were offset in part by a $126,000 gain recorded on the sale of assets used to provide maintenance and construction services to the chemical plant industry in the Lake Charles area.

     In the year ended December 31, 2001 other operating expenses included the recording of $14.8 million impairment charge on goodwill, $4.8 million loss on the disposal of equipment and the shut down of the Company's barge repair facility in New Iberia, and the recording of $700,000 of commitment fees associated with the Waiver and Amendment to the Company's Secured Credit Agreement, which was executed April 2, 2001. These monthly fees were incurred as a result of the Company being out of compliance with the terms of the Waiver and Amendment.

     Selling, general and administrative expense decreased to $7.2 million in the year ended December 31, 2002 compared to $7.4 million in the year ended December 31, 2001. This decrease is mainly due to reduced general and administrative expenses associated with closing the barge repair facilities in New Iberia and the suspension of operations at the Lake Charles facility. These cost reductions are offset in part with increased legal and other professional services due to the negotiations and documentation of the Midland transaction and related regulatory issues. In addition, the Company has had to defend several lawsuits brought by unsecured creditors for amounts past due. Included in selling, general and administrative expenses for the year ended December 31, 2002 is $150,000 related to the termination and settlement of the employment contracts of two former executive officers of the Company. The Company's selling, general and administrative expense as a percentage of revenue increased to 21.8% in the year ended December 31, 2002 from 9.1% last year, due mainly to the significant decrease in revenue levels relative to those periods.

     Interest expense for the year ended December 31, 2002 was lower than last year due to reduced effective interest rates in the current year. Additionally, $10.0 million outstanding under the Company's previous senior secured credit agreement was exchanged for preferred stock under the terms of the Midland agreement, reducing the principal bearing interest. This was offset in part by amortizing the discount recorded on the secured, subordinated debenture recorded on the Midland transaction. The Company has recorded a $3.7 million discount on the face value of the convertible debenture, which represents the intrinsic value of the beneficial conversion feature of the debenture and equals the difference between $0.35, the conversion price per share, and $0.47, the closing price per share of Unifab International, Inc. common stock on August 13, 2002, the date of issuance of the convertible debenture. This discount is being amortized as interest expense from August 13, 2002 to August 13, 2010, the maturity date of the debenture. In the year ended December 31, 2002, the Company recorded $200,000 interest expense related to amortization of this discount.

    No income tax expense was recognized in the year ended December 31, 2002 compared to income tax expense of $1.3 million in the year ended December 31, 2001. In accordance with FAS 109, the Company considered that it had a cumulative pre-tax loss for recent years, to be carried forward and used to offset future taxable income. The ability of the Company to utilize net operating loss carryforwards is also limited on an annual basis because the transaction with Midland described above results in a change in control under the current tax regulations. The Company has recorded a valuation allowance to fully offset deferred tax assets in excess of deferred tax liabilities, including fully reserving the deferred tax asset related to operating loss carryforwards. The valuation allowance reflects the Company's judgment that it is more likely than not that a portion of the deferred tax assets will not be realized. The Company believes that the remaining deferred tax assets at December 31, 2002 are realizable. Management will continue to assess the adequacy of the valuation allowance.


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SEGMENT INFORMATION

     The following discusses the results of operations for the Company's reportable segments.

     PLATFORM FABRICATION SEGMENT

    Revenue for the platform fabrication segment decreased 53%, or $19.3 million, to $17.4 million in the year ended December 31, 2002 from $36.7 million in the year ended December 31, 2001. Segment income decreased to a loss of $1.9 million for the year ended December 31, 2002 from segment income of $1.9 million in 2001. Segment income was reduced by $441,000 in 2002 due to loss reserves on two structural fabrication contracts signed in December 2002, and $194,000 on a fixed price contract to fabricate components for a power plant, described above. Direct manhours in the year ended December 31, 2002 decreased to 50% of the direct manhours in 2001. This decrease in manhours and the low profitability in the Company's platform fabrication contracts resulted in the Company being unable to cover fixed costs at the fabrication facility in the 2002 period, which increased the segment loss.

    PROCESS SYSTEMS SEGMENT

    Revenue for the process systems segment was $12.1 million for the year ended December 31, 2002, a decrease of $14.2 million or 54% from the year ended December 31, 2001. Segment loss increased from $4.1 million in the year ended December 31, 2001 to $4.2 million in the year ended December 31, 2002. Segment loss increased in the year ended December 31, 2002 from contract losses of $772,000 on contracts to provide process equipment overseas. Direct manhours decreased in the year ended December 31, 2002 to 51% of the direct manhours in 2001. This decrease in manhours and the low profitability in the Company's process systems contracts resulted in the Company being unable to cover fixed costs at the fabrication facility in the 2002 period, which increased the segment loss. In the year ended December 31, 2001, the process system segment loss increased due to an impairment charge on goodwill of $3.1 million.

    DRILLING RIG FABRICATION SEGMENT

    Revenue for the drilling rig fabrication segment decreased to $498,000 in the year ended December 31, 2002 from $5.3 million last year. The decrease in segment revenue was due to the Company suspending operations in this segment prior to the Midland investment and recapitalization transaction. Segment loss increased to a loss of $7.4 million for the year ended December 31, 2002 from a loss of $5.1 million last year. Segment loss in the year ended December 31, 2002 increased from an impairment loss of $5.1 million on the Lake Charles facility, described above, and from $578,000 depreciation expense related to the closed facility in Lake Charles. In the year ended December 31, 2001, the drilling rig fabrication segment loss increased due to an impairment charge on goodwill of $5.6 million. The Company is currently developing plans to reenter this market.

Comparison of the Year Ended December 31, 2001 and Year Ended December 31, 2000 (unaudited)

     During the year ended December 31, 2001, the Company's revenue was $81.7 million, a 5% increase from the $77.7 million revenue in the year ended December 31, 2000. This increase was mainly caused by increases in manhours worked at the Company's deep-water facility in Lake Charles, which revenue increased 54% to $8.1 million in the year ended December 31, 2001. In addition, pricing in the platform fabrication segment improved slightly in 2001 compared to the prior year. Direct labor hours worked in all facilities was approximately the same in the year ended December 31, 2001 as in the year ended December 31, 2000.

    Cost of revenue was $79.2 million in the year ended December 31, 2001, compared to $80.9 million in the year ended December 31, 2000. Cost of revenue consists of costs associated with the fabrication process, including direct costs (such as direct labor costs and raw materials) and indirect costs that can be specifically allocated to projects (such as supervisory labor, utilities, welding supplies and equipment costs). The decrease in cost as a percentage of revenue in the year ended December 31, 2001, was mainly due to improved margins in the platform fabrication segment offset in part by costs in excess of revenue at the Company's deep-water facility in Lake Charles, where the Company incurred cost overruns on two jack up repair projects which were the first substantial projects at the facility. The Company also recorded contract loss reserves of $1.1 million on a first of a kind liftboat being constructed in the Company's barge repair facility in New Iberia.

    Other operating expenses in the year ended December 31, 2001 included the recording of a $14.8 million impairment


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charge on goodwill, a $4.8 million loss on the disposal of equipment and the shut down of the Company's barge repair facility in New Iberia, and the recording of $700,000 of commitment fees associated with the Waiver and Amendment to the Company's Secured Credit Agreement, which was executed April 2, 2001. These monthly fees were incurred as a result of the Company being out of compliance with the terms of the Waiver and Amendment.

    SG&A costs were lower in the year ended December 31, 2001 compared to the same period in 2000 both in gross dollars and as a percentage of revenue. This decrease reflects the shut down of the Company's barge repair facility in New Iberia, which had been underutilized, overall consolidation of support functions and staff reductions in both New Iberia and Lake Charles, mainly in the December quarter of 2001. In addition, 2000 was negatively impacted by the write off of a $400,000 receivable from a customer who filed for bankruptcy under Chapter 7. In the December 2001 quarter, we collected $1.6 million on a receivable that had been written off in the September 2001 quarter.

    Depreciation and amortization in the year ended December 31, 2001 was $3.0 million compared to $2.9 million in the year ended December 31, 2000. Depreciation increased 25% to $2.6 million in the year ended December 31, 2001 due mainly to the commencement of operations at the Lake Charles facility. This increase was offset by a decrease in amortization expense as a result of the write off in September 2001 of substantially all of the Company's recorded goodwill.

    Interest expense increased in the year ended December 31, 2001 to $2.8 million from $2.3 million in 2000. The increase is the result of the Company being out of compliance with the terms of the credit agreement, which resulted in increased interest margins being paid on amounts outstanding under the agreement.

    Income tax expense of $1.3 million was recognized in the year ended December 31, 2001 compared to an income tax benefit of $4.8 million in the year ended December 31, 2000. The Company recorded an income tax provision of $2.6 million in the September 2000 quarter to establish a valuation allowance against the Company's net deferred tax assets. In accordance with FAS 109, the Company considered that it had a cumulative pre-tax loss for recent years and revised its judgment about the realization of the deferred tax assets. The valuation allowance reflects the Company's judgment that it is more likely than not that a portion of the deferred tax assets will not be realized. The Company believes that the remaining deferred tax assets at December 31, 2001 are realizable.

SEGMENT INFORMATION

     The following discusses the results of operations for the Company's reportable segments.

     PLATFORM FABRICATION SEGMENT

    Revenue for the platform fabrication segment increased 10%, or $3.2 million, to $36.7 million in the year ended December 31, 2001 from $33.5 million in the year ended December 31, 2000. Segment income increased from a loss of $5.4 million for the year ended December 31, 2000 to segment income of $1.9 million in 2001. Segment loss for the year ended December 31, 2000 increased due to the Company recording losses of $2.0 million on two fixed price contracts and the write off of $675,000 related to a disputed billing. There were no similar items in the year ended December 31, 2001. Direct manhours in the year ended December 31, 2001 decreased 17% from the level of manhours in 2001. This decrease in manhours was offset by improved pricing.

    PROCESS SYSTEMS SEGMENT

    Revenue for the process systems segment was $26.3 million for the year ended December 31, 2001 and 2000. Segment loss increased from $1.1 million in the year ended December 31, 2000 to $4.1 million in the year ended December 31, 2001. In the year ended December 31, 2001, the process system segment loss increased due to an impairment charge on goodwill of $3.1 million. Direct manhours were approximately the same in 2001 and 2000.

    DRILLING RIG FABRICATION SEGMENT

    Revenue for the drilling rig fabrication segment increased to $5.3 million in the year ended December 31, 2001 from $2.6 million in 2000. Segment loss increased to a loss of $5.1 million for the year ended December 31, 2001 from a loss of $240,000 in the year ended December 31, 2000. In the year ended December 31, 2001, the drilling rig fabrication segment loss increased due to an impairment charge on goodwill of $5.6 million.



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